AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 12th day of July, 2018, to the Amended and Restated Custody Agreement dated as of November 16, 2016, as amended (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the following funds:

Olstein All Cap Value Fund
Olstein Strategic Opportunities Fund

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Managed Portfolio Series:

Exhibit AA is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANK, N.A.

By: /s/ James R. Arnold	By: /s/ Anita M. Zagrodnik

Name: James R. Arnold	Name: Anita M. Zagrodnik

Title: President	Title: Senior Vice President

 Exhibit AA to the Managed Portfolio Series Amended and Restated Custody Agreement

Custody Services Fee Schedule

Annual Fee Based Upon Average Total Assets of the Fund Complex*

[…] basis points on the first $[…] million
[…] basis points on the next $[…] million
[…] basis point on the balance

Minimum Annual Fee: $[…] per fund

*Included in Annual Basis Point Fee (Based on services and expenses in effect prior to the effective date of the reorganization of the Funds into the Managed Portfolio Services Trust):

Portfolio Transaction Fees
Sub-account Fees

Securities Lending and Money Market Deposit Account (MMDA)

◾	Negotiable

Miscellaneous Expenses
All other miscellaneous fees and expenses (unless noted as being included in the annual basis point fees above), including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
◾	See Additional Services Fee schedule for global servicing (not applicable)
◾	No charge for the initial conversion free receipt.
◾	Overdrafts – charged to the account at prime interest rate plus 2 unless a line of credit is in place.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit AA.

Olstein Capital Management, L.P.

By:  /s/ Michael Luper

Printed Name: Michael Luper

Title: Senior Executive Vice President   Date:  7/11/2018